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                                                                 EXHIBIT 3(iii)
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

    InterUnion Financial Corporation, a corporation organized and existing under and by virtue the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

    FIRST: That at a meeting of the Board of Directors of InterUnion Financial Corporation, a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

    RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended said Article shall be and read as follows:

      "FOURTH: This corporation is authorized to issue one class of common stock and three classes of preferred stock, under the terms, conditions, limitations, preferences and characteristics as hereinafter set forth:

         1. The total amount of common voting stock, each share of stock having one vote, authorized by this corporation is 100,000,000 (One Hundred Million) shares of stock at $.001 par value.

         2. The corporation is authorized to issue 1,500,000 (One Million Five Hundred Thousand) shares of Class A preferred stock at $.10 par value.

         The Class A preferred stock shall be voting stock, each share of stock having 100 votes. In any given fiscal year in which the directors of the corporation shall declare a dividend out of the suprplus net profits of the corporation, the holder(s) of Class prefrerred shall be entitled to a fixed yearly dividend in the percentage amount, which such amount shall be fixed and declared by the directors of the corporation at the time of issuance of the Class A preferred stock. When such a dividend is declared, the holder(s) of the Class A preferred stock. When such a dividend is declared, the holder(s) of the Class A preferred stock shall receive payment before any dividend shall be set apart or paid on the common stock. The dividends in respect to the Class A preferred stock shall be non-cumulative and shall be non-participating.

         In the case of liquidation or the dissolution of the corporation, the holder(s) of Class A preferred shall be entitled to be paid in full the par value of the shares before any amount shall be paid to the holders of the common stock or the holders of Class B and C preferred stock.

         3. The corporation is authorized to issue 50,000,000 (Fifty Million) shares of Class B preferred stock. The par value of this stock and the fixed yearly dividend in a percentage amount to which the holder(s) of this stock shall be entitled, shall be determined by the directors of the corporation at the time of first issuance of any such shares. In any given fiscal year in which the directors of the corporation shall declare a dividend out of the surplus net profits of the corporation, the holder(s) of Class B preferred shall receive payment before any dividend shall be set apart or paid on the common stock.





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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

Page Two

            The Class B preferred stock shall be non-voting, non-cumulative and non-participating.

            In the case of liquidation or the dissolution of the corporation, the holder(s) of Class B preferred shall be entitled to be paid in full the par value of the shares before any amount shall be paid to the holders of the common stock or the holders of Class C preferred stock.

            4. The corporation is authorized to issue 50,000,000 (Fifty Million) shares of Class C preferred stock. The par value of this stock and the fixed yearly dividend in a percentage amount to which the holder(s) of this stock shall be entitled, shall be determined by the directors of the corporation at the time of first issuance of any such shares. In any given fiscal year in which the directors of the corporaton shall declare a dividend out of the surplus net profits of the corporation, the holder(s) of Class C preferred shall receive payment before any dividend shall be set apart or paid on the common stock.

            The Class C preferred stock shall be non-voting, non-cumulative and non-participating.

            The Class C preferred stock shall be convertible to common voting stock, provided, however, that the exchange ratio on such a conversion shall be subject to the price and terms as decided by the directors, and provided further, that the right of conversion shall be decided by the directors in their sole discretion. In the event, upon a conversion, it shall appear that a fraction of a common share shall be issued, the corporation shall pay cash for the pro rata market value of any such fraction, market value being based upon the last sale price for a share of common stock on the business day next prior to the date such fair market value is to be determined.

            In the case of liquidation or the dissolution of the corporation, the hodler(s) of Class B preferred shall be entitled to be paid in full the par value of the shares before any amount shall be paid to the holders of the common stock."

    SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

    THIRD: That said amendment as duly adopted is in accordance with the provisons of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, said InterUnion Financial Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Georges Benarroch, its President and John J. Illidge, its Secretary this 17th day of October, 1994.


   /s/ Georges Benarroch                        /s/ John J. Illidge
   --------------------------------             ------------------------------
       Georges Benarroch, President                 John J. Illidge, Secretary






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